Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND
PLAN OF MERGER

This Amendment No. 1, dated as of January 5, 2016, (this “Amendment”) to the Agreement and Plan of Merger, dated as of March 27, 2015 (the “Agreement”) by and among (i) Novatel Wireless, Inc., a Delaware corporation (“Parent”), (ii) Duck Acquisition, Inc., an Oregon corporation and wholly owned subsidiary of Parent (“Merger Sub”), (iii) R.E.R. Enterprises, Inc., an Oregon corporation (the “Company”), (iv) the stockholders of the Company as set forth on the signature page(s) of the Agreement (the “Major Stockholders”), and (v) Ethan Ralston, as the representative of the holders of Company Common Stock (the “Stockholders’ Representative”), is made and entered into by and among Parent and the Stockholders’ Representative. Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to such terms in the Agreement, which will remain in full force and effect as amended hereby.

RECITALS

WHEREAS, the parties to the Agreement wish to amend the Agreement to provide for, among other things, certain changes to the consideration payable and the timing of any such payments under the Agreement;

WHEREAS, pursuant to Section 9.2 of the Agreement, the Agreement may be amended only by the written agreement of Parent and the Stockholders’ Representative; and

WHEREAS, Parent and the Stockholders’ Representative desire to enter into this Amendment No. 1 to the Agreement to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1.    Amendment to the Agreement.

1.1    Section 2.1 - Conversion of Stock. Section 2.1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

(a) each share of Company Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive, without interest and at the times and in the manner set forth in Section 2.3: (i) the Per Share Closing Cash Consideration; (ii) subject to Section 2.9, the Per Share Escrow Amount; (iii) the Per Share Cash Payment; (iv) the Per Share 2015 Earn-Out Payment, if any; and (v) the Per Share Stock Payment;

1.2    Section 2.2 - Merger Consideration Definitions and Covenants. Section 2.2(a) of the Agreement is hereby amended as follows:

(a)    to add the following new definition:

“Per Share Cash Payment” shall be determined by dividing (A) $15,000,000, by (B) the Fully Diluted Share Amount.

(b)    to amend and restate in its entirety the definition of “Total Stock Payment Shares” as follows:

“Total Stock Payment Shares” shall be equal to 2,920,000 shares of Parent Common Stock.

1.3    Section 2.3 - Timing of Payment of Merger Consideration. Section 2.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.3    Timing of Payment of Merger Consideration. Any payments that Parent may be obligated to make pursuant to Section 2.1 shall be made at the following times:

(a)    the Per Share Closing Cash Consideration shall be paid no later than the second (2nd) Business Day after the Closing Date;

(b)    the Per Share Escrow Amount shall be paid no later than the Escrow Fund Release Date;

(c)    the Per Share Cash Payment shall be made in five (5) installments payable as follows: one-eighth (1/8th) of the Per Share Cash Payment shall be paid on March 15, 2016; one-eighth (1/8th) of the Per Share Cash Payment shall be paid on September 15, 2016; one-fourth (1/4th) of the Per Share Cash Payment shall be paid on March 15, 2017; one-fourth (1/4th) of the Per Share Cash Payment shall be paid on March 15, 2018; and one-fourth (1/4th) of the Per Share Cash Payment shall be paid on March 15, 2019;

(d)    the Per Share 2015 Earn-Out Payment, if any, shall be made in five (5) installments payable as follows: one-eighth (1/8th) of the Per Share 2015 Earn-Out Payment shall be paid on March 15, 2016; one-eighth (1/8th) of the Per Share 2015 Earn-Out Payment shall be paid on September 15, 2016; one-fourth (1/4th) of the Per Share 2015 Earn-Out Payment shall be paid on March 15, 2017; one-fourth (1/4th) of the Per Share 2015 Earn-Out Payment shall be paid on March 15, 2018; and one-fourth (1/4th) of the Per Share 2015 Earn-Out Payment shall be paid on March 15, 2019; and

(e)    the Per Share Stock Payment shall be made in three (3) installments payable as follows: 973,334 shares will be issued on March 15, 2017; 973,333 shares will be issued on March 15, 2018; and 973,333 shares will be issued on

March 15, 2019 (each an “Issuance Date”), provided however, that if on any such Issuance Date circumstances exist which would constitute an Allowed Delay (as defined in Section 2.17(b)), then the issuance of shares of the affected installment shall be delayed until promptly after the end of such Allowed Delay;

provided however that, notwithstanding the foregoing, if Ethan Ralston voluntarily terminates his employment with the Company, then any of the payments to be made under Section 2.3(e) that have not yet become due and payable, will be cancelled and forfeited and, except to the extent of any Per Share Stock Payment due but not yet paid, no further Per Share Stock Payment will be due and payable to any Person under Section 2.1(a)(v) or Section 2.7(b)(ii)(v).

1.4    Section 2.4 - Consideration Type; Calculation of Stock Payments. Section 2.4 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.4    Consideration Type. Payment of the Per Share Cash Payment and the Per Share 2015 Earn-Out Payment, if any, shall be made in cash at the times and in the manner set forth in Section 2.3.

1.5    Section 2.7 - Treatment of Other Company Securities. Section 2.7(b)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

(ii)    without interest, and at the times and in the manner set forth in Section 2.3: (i) the Per Share Closing Cash Consideration; (ii) subject to Section 2.9, the Per Share Escrow Amount; (iii) the Per Share Cash Payment; (iv) the Per Share 2015 Earn-Out Payment, if any; and (v) the Per Share Stock Payment.

1.6    Section 2.15 - Acceleration of Earn-Out Payments. Section 2.15 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.15    Acceleration of Earn-Out Payments. Notwithstanding the provisions of Section 2.3, in the event of any of the following events prior to the date that is the fourth (4th) anniversary of the Closing Date: (a) occurrence of any Sale Transaction, or (b) any decision by or on behalf of the Company to seek protection from its creditors under applicable bankruptcy or similar laws (“Acceleration Event”), then any unpaid annual installments of: (i) the Per Share Cash Payment; (ii) the Per Share 2015 Earn-Out Payment, if any; or (iii) the Per Share Stock Payment shall be paid within five (5) business days after the occurrence of the Acceleration Event. If the 2015 Earn-Out Payment is made pursuant to this Section 2.15, it shall be calculated in accordance with Section 2.2(a) provided that if the Acceleration Event occurs prior to the date where calculations can be made with respect to the 2015 Earn-Out Payment, then the 2015 Earn-Out Payment shall be the maximum 2015 Earn-Out Payment which could otherwise have been achieved.

1.7    ARTICLE II - CONVERSION OF SECURITIES; WORKING CAPITAL ADJUSTMENT. ARTICLE II of the Agreement is hereby amended to add to the Agreement the following Section 2.17:

2.17    Registration of Shares.

(a)    As soon as reasonably practicable after issuance, Parent will register for resale the Total Stock Payment Shares when any such shares are issued at the times and in the manner set forth in Section 2.3(e). Parent shall prepare and file with the U.S. Securities and Exchange Commission one or more registration statements on Form S-3 or any successor form thereto for an offering to be made on a continuous or delayed basis pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), covering the resale of all of the Total Stock Payment Shares to be registered thereunder. Without limiting the foregoing, Parent may elect to amend on a post-effective basis, any registration statement previously filed with respect to any Total Stock Payment Shares to include for resale newly issued Total Stock Payment Shares.

(b)    Parent may delay the filing of any registration statement or suspend the use of any prospectus included in any registration statement contemplated by this Section 2.17 in the event that Parent determines in good faith that such delay or suspension is necessary to (i) delay the disclosure of material non-public information concerning Parent, the disclosure of which at the time is not, in the good faith opinion of Parent after consultation with legal counsel, in the best interests of Parent or (ii) amend or supplement the affected registration statement or the related prospectus so that such registration statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that Parent shall promptly: (1) notify the Major Stockholders in writing of the commencement of the Allowed Delay; (2) advise the Major Stockholders in writing to cease all sales under the registration statement until the end of the Allowed Delay; and (3) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable, and in any event file such registration statement or terminate the suspension of the relevant prospectus within seven (7) business days after the material non-public information which caused such Allowed Delay has been publicly disclosed or is no longer material.

(c)    Parent shall bear all expenses associated with bringing each registration statement effective.

(d)    Parent shall use commercially reasonable efforts to cause any registration statement filed pursuant to this Section 2.17 to become effective and to remain continuously effective for a period that will terminate upon the earlier of (i) the date on which all of the shares of the Total Stock Payment Shares covered by such registration statement have been sold, and (ii) the date on which all of the Total Stock Payment Shares covered by such registration statement may be sold without restriction pursuant to Rule 144 of the Securities Act.

1.8    Section 2.9 - Escrow Fund; Share of Escrow. Section 2.9(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

(b)    At or prior to the Effective Time, Parent, the Stockholders’ Representative and the Escrow Agent shall enter into an escrow agreement substantially in the form of Exhibit D (the “Escrow Agreement”), which provides, among other things, for payments, as necessary, to secure the rights of the Parent Indemnified Parties as set forth in Article VIII. At the Closing, Parent shall deposit the Escrow Fund Amount with the Escrow Agent. The Escrow Fund shall be held, administered and released by the Escrow Agent in accordance with the terms of the Escrow Agreement, as amended pursuant to Amendment No. 1 to Escrow Agreement executed by the parties concurrently herewith, the terms and provisions of which are incorporated herein by reference.

1.9    Section 2.13 - Post - Closing Operating Covenants. Sections 2.13(a)(i) and (ii) of the Agreement are hereby deleted in their entirety and are of no further legal force and effect.

1.10    Section 8.4 - Payment of Indemnification Claims. Section 8.4(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

(b)    Subject to the limitations set forth in Section 8.6, in the event the Losses suffered by a Parent Indemnified Party exceed the amount of any funds then held in the Escrow Fund, then any Losses that exceed the amount of any such funds then held in the Escrow Fund shall be satisfied by a reduction in Total Stock Payment Shares, with such reduction in the number of shares of Parent Common Stock being determined by dividing (A) the amount of Losses required to be paid, by (B) the closing price of Parent Common Stock as quoted on the NASDAQ stock market on the date the amount of the Loss is finally determined (or if such date is not a trading day, then the trading day immediately preceding the date the amount of such Loss is finally determined).

1.11    Limitations on Liability. Section 8.6(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

(a)    No Parent Indemnified Party shall be entitled to recover any Losses under this Article VIII unless and until the aggregate Losses under this Agreement exceed $150,000 (the “Deductible”), in which event the Parent Indemnified Party may assert its right to indemnification hereunder only for such Losses in excess of the Deductible; provided that in no event shall the aggregate indemnification for all Losses of the Parent Indemnified Party exceed twelve (12%) of the sum of: (A) $10,000,000.00; (B) the Per Share Cash Payment actually paid; and (C) the Per Share 2015 Earn Out Payment actually paid, provided, however, that the foregoing limitation does not apply to the following:

(i)    claims with respect to any amounts owed to Parent in connection with the working capital adjustments contemplated by Article II;

(ii)    claims under Section 8.1(a) relating to a breach of the representations set forth in Sections 3.1, 3.2, 3.4, 3.5, 3.21 and 3.31; or

(iii)    claims under Sections 8.1(b), (c), (d), (e), (f), (g), (h) and (i).

1.12    Exhibit A - Certain Definitions. Exhibit A of the Agreement is hereby amended as follows:

(a)    to amend and restate in its entirety the definition of “Escrow Fund Release Date,” as provided below:

“Escrow Fund Release Date” shall mean three (3) business days after the date of this Amendment as set forth hereinabove.

(b)    to add the following new definitions:

“Allowed Delay” shall have the meaning set forth in Section 2.17.

“Per Share Cash Payment” shall have the meaning set forth in Section 2.2.

“Securities Act” shall have the meaning set forth in Section 2.17.

2.	No Other Amendments. Except as expressly amended by this Amendment, all of the provisions of the Agreement will remain in full force and effect.

3.
Counterparts. This Amendment may be executed in any number of counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one (1) party and each of which shall be an original, but all such counterparts taken together shall constitute one and the same instrument. The exchange of copies of this Amendment and of signature pages by facsimile transmission or by e-mail transmission in portable digital format (or similar format) shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile or by e-mail transmission in portable digital format (or similar format) shall be deemed to be their original signatures for all purposes.

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IN WITNESS WHEREOF, the undersigned have duly executed this Amendment.

“PARENT”

NOVATEL WIRELESS, INC.

/s/ Michael Newman
By: Michael Newman
Title: Chief Financial Officer

“STOCKHOLDERS’ REPRESENTATIVE”

/s/ Ethan Ralston
Ethan Ralston, in his capacity as Stockholders’ Representative

[Signature Page to Amendment No. 1 to the Agreement and Plan of Merger]